UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 20, 2016

MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct NE Marietta, GA	30062 (Zip Code)
(Address of principal executive offices)

(770) 651-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2016, the Company entered into a change in control severance agreement (the "Agreement") with Alexandra O. Haden, General Counsel & Secretary, to provide for severance compensation should Ms. Haden's employment be terminated under certain defined circumstances. The Agreement is substantially similar to existing change in control severance agreements the Company has entered into with each of its other named executive officers. The Agreement provides for compensation to Ms. Haden in the event her employment with the Company is terminated following the consummation of a “change in control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the Agreement), or if Ms. Haden voluntarily terminates employment for “Good Reason” (as defined in the Agreement). The compensation payable under the Agreement is a lump sum severance payment equal to one (1) times Ms. Haden's annual base salary and targeted base bonus as of the date of the change in control. In addition, following termination of employment, Ms. Haden would be entitled to receive, for a period of (12) twelve months, health insurance coverage (subject to a COBRA election), subsidized by the Company equivalent to the level subsidized for active employees, plus life insurance and certain other group employee benefits equivalent to those in effect at the date of termination. The Agreement requires Ms. Haden to comply with certain covenants that preclude her from competing with the Company or soliciting customers or employees of the Company for twelve (12) months following termination of employment. The Agreement expires three (3) years after the date of a change in control of the Company or any successor to the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits

Description

10.1	Change in Control Severance Compensation and Restrictive Covenant Agreement dated as of May 20, 2016 by and between MiMedx Group, Inc. and Alexandra O. Haden

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: May 25, 2016	By:	/s/: Michael J. Senken
Michael J. Senken, Chief Financial Officer